EXHIBIT 10.1

AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OF

JEFFREY T. SLOVIN

This Amendment (“Amendment”) dated as of the 7th day of May, 2013 by and between Sirona Dental Systems, Inc., a Delaware corporation, having an office at 30-30 47th Avenue, Long Island City, New York (collectively, the “Company”) and Jeffrey T. Slovin (“Employee”).

WITNESSETH:

WHEREAS, the Company entered into an Amended and Restated Employment Agreement with Employee, made as of June 14, 2006 (the “Agreement”); and

WHEREAS, the Company entered into an Amendment to the Amended and Restated Employment Agreement with Employee, dated December 2, 2008;

WHEREAS, the Amended and Restated Employment Agreement was further Amended and Restated by Letter Amendments effective September 20, 2010 and October 1, 2012;

WHEREAS, both the Company and Employee are desirous to amend certain provisions of the Agreement, as amended and restated;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Section I of the Agreement, paragraph 1 of the September 20, 2010 Letter Agreement, and paragraph 2 of the October 1, 2012 Letter Amendment shall be amended by deleting both Section I and each paragraph 1 in their entirety and substituting in lieu thereof:

“The Company hereby employs Employee, and Employee hereby agrees to be employed, as President and Chief Executive Officer of the Company (“CEO”), effective February 20, 2013, upon the terms and conditions set forth. The parties acknowledge that the June 2004 Agreement has expired by mutual agreement of the parties and has no further force and effect.”

2. Section II of the Agreement shall be amended as follows:

(a) Deleting the first unnumbered paragraph and substituting the following:

“As CEO and President Employee shall, subject to the control of the Board, have general supervision over and general charge for the business of the Corporation. Employee shall see that all orders of the Board are carried into effect, and perform such duties as may from time to time be assigned to him by the Company’s By Laws or by the Board. Employee is authorized to enter into contracts and execute and deliver instruments on behalf of the Corporation in the ordinary course of its business without specific approval of the Board.

(b) Deleting the second sentence in the second unnumbered paragraph and substituting the following:

“Employee’s initial principal place of residence shall be in Germany. Employee shall travel extensively as reasonably required in the performance of his duties hereunder.”

3. Section IV of the Agreement shall be amended as follows:

(a) Deleting sub-paragraphs (1)(i), (ii) and (iii) and substituting the following:

“Employee shall receive a Base Salary of $850,000.00 subject to increases as may be approved by the Board and the Compensation Committee from time to time. Employee’s Base Salary shall be payable bi-monthly or in accordance with any other payment schedule as may be adopted generally for the payment of the Company’s payroll.”

(b) Deleting the final sentence of subparagraph (2), so that it shall read: “Employee shall be eligible to receive a bonus in an amount payable pursuant to the terms and conditions set forth in the Fiscal 2009 Executive Bonus Plan. The Target Bonus under the Fiscal 2009 Executive Bonus Plan shall be calculated at 100% of the Base Salary.”

(c) Deleting subparagraph (9) and substituting the following:

“A leased Company automobile commensurate with the position of CEO throughout the term of Employee’s employment with the Company. Additionally, the Company shall make full payment of automobile insurance premiums and operating expenses relating to said automobile.”

4. Section VI of the Agreement shall be amended as follows:

(a) Deleting subparagraph (iv) in its entirety (and deleting paragraphs 4 and 5 of the September 20, 2010 Letter Amendment) and substituting: “Employee no longer reports to the Company’s Board of Directors;”

(b) Deleting the last sentence (and deleting paragraphs 6 and 7 of the September 20, 2010 Letter Amendment) and substituting the following: Prior to resigning for Good Reason, Employee shall provide the Company 30 days’ (90 working days’ in the case of (iv), above) notice of such intention to resign for Good Reason and the Company shall have the opportunity to cure such conduct, if curable, during such period.”

5. Section X of the Agreement shall be amended as follows:

(a) The last sentence of subparagraph 4 shall have the following language added to the end of the sentence: “without regard to its conflicts of laws principles.”

(b) Add a new subparagraph 7 entitled “Notice”:

“Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or via facsimile confirmed in writing, to the party to whom it is to be given, at the following addresses:

Employee	Company

Jeffrey T. Slovin	Sirona Dental Systems, Inc.
Merckstrasse 21	30-30 47th Ave.
Seeheim Jugenheim 64342	Long Island City, NY 11101
Germany	ATTENTION: General Counsel

(c) Add a new subparagraph 8 entitled “Entire Agreement and Modification”:

“This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.”

(d) Add a new subparagraph 9 entitled “Waiver”:

“Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.”

(e) Add a new subparagraph 10 entitled “Binding Effect”:

“The Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of the Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.”

(f) Add a new subparagraph 11 entitled “Construction and Interpretation”:

“Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that the Executive and the Company and their respective representatives have participated in the preparation of this Agreement.”

(g) Add a new subparagraph 12 entitled “Third Party Beneficiaries”:

“This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.”

(h) Add a new subparagraph 13 entitled “Counterparts”:

“This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.”

(i) Add a new subparagraph 14 entitled “Tax Provisions”:

“In the event the Company’s housing, automobile lease, insurance and maintenance payments described in Section IV, or the tuition payments described below, are deemed to be income to Employee, Employee will receive additional payments in an amount (the “Gross-Up Amount”) intended to place Employee in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes that Employee would have been in if the Employee had not incurred any tax liability).”

6. Paragraphs 2 and 3 of the September 20, 2010 Letter Amendment, and paragraph 1 of the October 1, 2012 Letter Amendment, shall be amended as follows:

(a) “The Relocation Period is extended for a period to be determined within the sole discretion of the Employee”;

(b) Deleting paragraph 3(ii) in its entirety and substituting the following: “Housing for the Employee and his family at any location within the country of Germany.”

(c) Adding a new paragraph 3(vi) to the September 20, 2012 Letter Amendment which states: “During the Relocation Period the Company will pay for tuition incurred by Employee in connection with the education of his school-age children.”

(d) Adding a new paragraph 3(vii) to the September 20, 2012 Letter Amendment, which states: “In the event it is determined by any taxing authority that insufficient amounts were withheld from Employee’s compensation for tax purposes, Company will protect, indemnify and hold harmless Employee from any withholding or tax payment together with any interest and penalties thereon against him.

7. All other terms of the Agreement shall remain in full force and effect as previously written.

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment the day and year first above written.

SIRONA DENTAL SYSTEMS, INC.

By: /s/ Jonathan Friedman
Name:	Jonathan Friedman
Its:	General Counsel and Secretary

/s/ Jeffrey T. Slovin
Jeffrey T. Slovin

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